EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Members

Blue Diamond Parts, LLC:

We consent to the inclusion in the Form 10-K/A of Navistar International Corporation of our report dated March 26, 2009, with respect to the balance sheets of Blue Diamond Parts, LLC as of December 31, 2008 and 2007, and the related statements of operations, Members’ equity, and cash flows for each of the years in the three-year period ended December 31, 2008, which report appears in the Form 10-K/A of Navistar International Company dated March 31, 2009.

/s/ KPMG LLP

Chicago, Illinois

March 26, 2009

E-67